 GLOBALSTAR ANNOUNCES THIRD QUARTER 2026 FINANCIAL RESULTS

Successful satellite launch, key regulatory approvals, and strong Commercial IoT device sales highlight third-quarter achievements

•Generated third quarter 2026 revenue of $70.9 million with another quarter of strong Commercial IoT subscriber activations.
•Successfully launched first set of HIBLEO-4 replacement satellites, marking a major milestone in supporting the continued reliability and performance of Globalstar's existing mobile satellite services network.
•Advanced next-generation C-3 constellation development through key regulatory authorizations in the U.S. and Germany, alongside continued expansion of ground station infrastructure, including construction completion in U.S., Canada and Greece.
•In October, FCC Space Bureau approved Amazon's application to acquire Globalstar's FCC licensing, a major step forward to complete our previously announced Merger Agreement. As previously disclosed, the pending transaction with Amazon is expected to close in 2027 and remains subject to the satisfaction of the remaining closing conditions, including, among others, receipt of outstanding regulatory approvals and Globalstar's achievement of certain HIBLEO-4 satellite milestones.

Covington, LA, November 5, 2026 -- Globalstar, Inc. (Nasdaq: GSAT) ("Globalstar" or the "Company"), a next-generation telecommunications infrastructure and technology provider, today announced its financial results for the third quarter ended September 30, 2026. Capitalized terms not defined herein have the meaning given to such terms in our periodic reports.

"The Company made significant progress during the third quarter, highlighted by the successful launch of the first set of our replacement satellites and important regulatory and infrastructure milestones supporting our next-generation constellation," said Dr. Paul E. Jacobs, Chief Executive Officer of Globalstar. "These achievements are expected to strengthen the foundation of our satellite network as we prepare for the next era of connectivity."

THIRD QUARTER OPERATIONAL HIGHLIGHTS

•Successful HIBLEO-4 Satellite Launch: Globalstar successfully launched the first set of HIBLEO-4 replacement satellites, marking a significant milestone in maintaining the reliability and continuity of its existing MSS network. The launch supports Globalstar's ongoing commitment to delivering dependable satellite connectivity while advancing its next-generation constellation initiatives.

•Advancing Next-Generation C-3 Infrastructure: Globalstar achieved a significant milestone in the development of its third-generation C-3 satellite constellation, receiving a key regulatory authorization from the U.S. Federal Communications Commission ("FCC"). This approval supports Globalstar’s plans to deploy its next-generation network, designed to deliver greater capacity, improved performance, and expanded direct-to-device connectivity capabilities. Globalstar also completed a major expansion of its ground station in Greece, a key achievement in its ongoing global infrastructure modernization efforts to support the C-3 constellation. This milestone marks progress on our initiative which began in late 2025 to update ground station infrastructure across approximately 35 ground stations in 25 countries and territories.

THIRD QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the third quarter of 2026 was $70.9 million, including $65.4 million of service revenue and $5.5 million of revenue generated from subscriber equipment sales.

Service revenue decreased $4.2 million during the third quarter of 2026 compared to the prior year's third quarter, primarily due to a decrease in wholesale capacity service revenue resulting from the timing of incurring network-related costs and receipt of the associated service fees for the reimbursement of such costs. Declines in Duplex and SPOT service revenue, primarily due to subscriber churn over the last twelve months, also contributed to the decrease in service revenue. Partially offsetting these decreases was an increase in Commercial IoT service revenue due to growth in the subscriber base during the third quarter of 2026. We achieved record high Commercial IoT subscriber activations on a last twelve-months basis, resulting in a 25% increase in gross activations over the same period.

Revenue from subscriber equipment sales increased 31% compared to the prior year's third quarter primarily due to a higher volume of Commercial IoT device sales.

Income from Operations

Income from operations was $7.6 million during the third quarter of 2026, compared to $10.2 million during the prior year's third quarter, primarily reflecting the decrease in revenue discussed above, partially offset by lower operating expenses.

The decrease in operating expenses was due to lower depreciation expense as well as lower stock-based compensation expense. These decreases were partially offset by higher marketing, general and administrative ("MG&A") expenses and cost of services. MG&A expenses were higher than the prior year's third quarter due primarily to increased legal and other professional fees related to the pending Amazon transaction. Consistent with previous quarters, higher cost of services resulted primarily from network operating costs to support the build out of our next-generation ground network infrastructure, a significant portion of which are reimbursed to us and recognized as revenue. Costs to support XCOM technology development also increased during the third quarter of 2026 compared to the same period in 2025.

Net (Loss) Income

Net loss was $15.7 million for the third quarter of 2026, compared to net income of $1.1 million for the prior year's third quarter. Net loss was impacted primarily by higher interest expense resulting from our recognition of non-cash imputed interest related to the 2024 Prepayment Agreement. Net loss was also impacted by unfavorable changes in income from operations (discussed above) during the quarter.

Adjusted EBITDA

Adjusted EBITDA was $30.3 million during the third quarter of 2026 compared to $37.6 million during the prior year's third quarter. This decrease was due to higher operating expenses (excluding adjustments for non-cash or non-recurring items) and lower revenue.

Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to "Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA."

YEAR TO DATE FINANCIAL REVIEW

Revenue

Total revenue for the first nine months of 2026 was $205.7 million, including $192.1 million of service revenue and $13.6 million of revenue generated from subscriber equipment sales, compared to total revenue of $201.0 million for the first nine months of 2025.

Service revenue increased $2.2 million during the first nine months of 2026, compared to the same period in 2025, primarily due to higher wholesale capacity services resulting from additional service fees associated with the reimbursement of network-related costs and performance incentive bonuses. The second quarter of 2025 included out of period wholesale capacity services revenue of $6.6 million; excluding this item, service revenue during the first nine months of 2026 would have increased $8.8 million compared to the prior period. Consistent with the quarterly results discussed above, higher Commercial IoT subscribers contributed to the increase in service revenue for the first nine months of 2026, partially offset by lower service revenue due to fewer Duplex and SPOT subscribers. Also contributing to the increase in service revenue for the period was higher revenue from governmental service contracts, including our service agreement with Parsons as we moved beyond the proof of concept phase and into the first year of service.

Revenue from subscriber equipment sales increased 23% for the first nine months of 2026, compared to the same period in 2025, due to a higher volume of Commercial IoT device sales.

Income from Operations

Income from operations was $11.0 million during the first nine months of 2026, compared to $7.8 million during the same period in 2025. During the first nine months of 2026, higher revenue was partially offset by higher operating expenses, as discussed above.

Higher MG&A expenses and cost of services more than offset lower stock-based compensation and depreciation expense. Contributing to the increase in cost of services and MG&A expenses was the recognition of employee retention credits received in both the first and second quarters of 2025 that did not recur in 2026. The fluctuation in operating expenses was favorably impacted by a noncash disposal of assets recognized during the first quarter of 2025 that did not recur in 2026.

Net (Loss) Income

Net loss was $57.0 million for the first nine months of 2026, compared to net income of $3.0 million during the same period in 2025. In addition to the variances discussed above, net loss was also impacted by unfavorable changes in foreign currency exchange rates.

Adjusted EBITDA

Adjusted EBITDA was $89.7 million during the first nine months of 2026, compared to $103.7 million during the same period in 2025. Higher revenue was more than offset by higher operating expenses (excluding adjustments for non-cash or non-recurring items). Specifically, while we continue to enhance and develop our XCOM RAN product and service offerings, we have incurred costs, primarily for personnel, in advance of significant revenue. Also, as previously described, 2025 Adjusted EBITDA benefited from out of period service revenue of $6.6 million that was recognized in the second quarter of 2025.

Liquidity

As of September 30, 2026, we held cash and cash equivalents of $329.9 million, compared to $447.5 million as of December 31, 2025.

During the first nine months of 2026, net cash flows generated from operations were approximately $296.9 million, capital expenditures were $414.2 million and net cash flows used in financing activities were $0.5 million. Cash and cash equivalents were also positively impacted by a $0.2 million effect of exchange rate changes. Operating cash flows during the first nine months of 2026 included $209.6 million received in connection with the Infrastructure Prepayment, $22.5 million in accelerated service fee payments from the Customer pursuant to the Updated Services Agreements as well as other cash flows generated from the business. Capital expenditures were primarily associated with our commitments under the Updated Services Agreements related to the deployment of the replacement satellites and Extended MSS Network. Financing activities for the first nine months of 2026 reflected a draw pursuant to the 2023 Funding Agreement which was offset by scheduled recoupments under both the 2021 and 2023 Funding Agreements as well as preferred stock dividend payments.

Adjusted free cash flow during the first nine months of 2026 was $66.8 million compared to $133.3 million during the same period in 2025. This decrease was primarily due to the timing of cash receipts pursuant to the Updated Services Agreements, in part due to $22.5 million in accelerated service fees paid to us during the first nine months of 2026 compared to $37.5 million during the first nine months of 2025. Higher operating expenses, primarily due to transaction costs, and routine capital expenditures also unfavorably impacted free cash flow during the first nine months of 2026. Adjusted free cash flow is a non-GAAP financial measure. For more information, refer to "Reconciliation of Non-GAAP Adjusted Free Cash Flow."

The principal amount of our debt was $414.7 million at September 30, 2026, compared to $410.0 million at December 31, 2025. This increase was due to the issuance of debt under the 2023 Funding Agreement totaling $19.9 million during 2026 offset by the first recoupment during the third quarter of 2026 of $9.0 million under the 2023 Funding Agreement and the final recoupment during the first quarter of 2026 of $6.3 million under the 2021 Funding Agreement.

CONTINUED SUSPENSION OF FINANCIAL OUTLOOK AND CONFERENCE CALLS

In connection with the pending transaction with Amazon, Globalstar does not intend to hold future earnings conference calls or provide updates to forward-looking guidance.

About Globalstar, Inc.
Globalstar is a global telecommunications provider connecting what matters most. Through our industry-leading low Earth orbit (LEO) satellite constellation and licensed Band 53/n53 spectrum, we deliver reliable satellite and terrestrial connectivity solutions that empower customers worldwide to connect, transmit, and communicate smarter.

Our comprehensive connectivity ecosystem includes software-defined, purpose-built private wireless network platform, coupled with Globalstar Band 53 in XCOM RAN™ and trusted GPS messengers Saved by SPOT™ for safety and personal communication for business and enterprise applications.

Serving business, enterprise, and consumer markets across the globe, Globalstar supports applications that track and protect assets, enable automation, enhance operational efficiency, and safeguard lives. With unmatched reach and a relentless focus on innovation, and mission-critical performance, we're redefining what's possible for global connectivity.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
investorrelations@globalstar.com

Cautionary Statement About Forward-Looking Statements
Certain statements contained in this press release other than purely historical information, including, but not limited to, estimates, projections or statements relating to the Mergers, future revenue, financial performance, financial condition, liquidity, adjusted free cash flow, projections, estimates and guidance, statements relating to our business plans, objectives and expected operating results, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives) and the completion and launch of new satellites, our expectations regarding the outcomes of regulatory and licensing proceedings, the expected growth prospects of our existing customers and the markets that we serve, our expectations relating to the impact of trade policies (including tariffs), our expectations about our ability to integrate the licensed technology into our current line of business, the expected benefits of the updated services agreements, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words "believe," "project," "might," "could," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, our ability to complete the Mergers on the anticipated terms and timing, or at all, including obtaining required regulatory approvals and the satisfaction of other conditions to the completion of the Mergers, potential litigation relating to the Mergers, including the effects of any outcomes related thereto, the risk that disruptions from the Mergers (such as the ability of certain of our customers to terminate or amend contracts upon a change of control, or to withhold consent to such change of control) will harm our business, including current plans and operations, our ability to retain and hire key personnel, the diversion of management’s time and attention from ordinary course business operations, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Mergers, contractual provisions that may impact our ability to pursue certain business opportunities or strategic transactions during the pendency, and/or following the completion of, the Mergers, the occurrence of any event, change, or other circumstance that could give rise to the termination of the Mergers, including in circumstances requiring us to pay a termination fee under the Merger Agreement, our ability to meet our obligations to attain the anticipated benefits under the Updated Services Agreements and avoid the potential adjustment of the Merger Consideration if we fail to meet certain milestones based on the Company's agreements with the Customer, and those described under Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and as updated in the Company’s other filings with the SEC. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to reflect actual results, future events or circumstances or changes in our assumptions, business plans or other changes.

This press release contains measures such as EBITDA, Adjusted EBITDA, and Adjusted free cash flow, which are not recognized under U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures to amounts reported in the Company’s consolidated financial statements are provided in this press release.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue:
Service revenue	$65,386	$69,635	$192,085	$189,918
Subscriber equipment sales	5,517	4,210	13,654	11,107
Total revenue	70,903	73,845	205,739	201,025
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	24,939	22,206	71,974	60,310
Cost of subscriber equipment sales	4,159	3,422	10,021	8,350
Marketing, general and administrative	14,775	11,347	52,628	32,619
Stock-based compensation	2,484	4,906	7,912	17,812
Reduction in the value and disposal of long-lived assets	—	115	64	7,153
Depreciation, amortization and accretion	16,935	21,693	52,134	66,980
Total operating expenses	63,292	63,689	194,733	193,224
Income from operations	7,611	10,156	11,006	7,801
Other income (expense):
Interest income and expense, net of amounts capitalized	(23,910)	(11,029)	(64,384)	(26,402)
Foreign currency (loss) gain	(1,832)	(588)	(4,829)	15,484
Gain on contingent interest feature within 2024 Debt Repayment	3,822	—	8,003	—
Other (expense) income and derivative gain	(8)	3,651	36	9,935
Total other expense	(21,928)	(7,966)	(61,174)	(983)
(Loss) income before income taxes	(14,317)	2,190	(50,168)	6,818
Income tax expense	1,365	1,100	6,871	3,851
Net (loss) income	$(15,682)	$1,090	$(57,039)	$2,967

Net loss attributable to common shareholders	(18,355)	(1,583)	(64,971)	(4,965)
Net loss per common share:
Basic (1)	$(0.14)	$(0.01)	$(0.50)	$(0.04)
Diluted (1)	(0.14)	(0.01)	(0.50)	(0.04)
Weighted-average shares outstanding:
Basic (1)	129,581	126,688	129,044	126,593
Diluted (1)	129,581	126,688	129,044	126,593

(1)
All historical share and per share amounts for the periods prior to the completion of the 1:15 reverse stock split on February 10, 2025 reflected in this press release have been adjusted to reflect the reverse stock split.

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$329,935	$447,471
Accounts receivable, net of allowance for credit losses of $1,420 and $1,468, respectively	22,314	19,976
Inventory	11,198	9,614
Prepaid expenses and other current assets	19,248	19,667
Total current assets	382,695	496,728
Property and equipment, net	1,659,028	1,305,458
Operating lease right of use assets, net	65,899	66,698
Prepaid network costs	247,902	198,375
Derivative asset	—	114,461
Intangible and other assets, net of accumulated amortization of $17,450 and $12,511, respectively	145,687	144,545
Total assets	$2,501,211	$2,326,265
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$59,100	$31,835
Accounts payable and accrued expenses	71,900	56,022
Accrued network construction costs	65,469	55,218
Payables to affiliates	227	391
Deferred revenue, net	44,166	62,020
Total current liabilities	240,862	205,486
Long-term debt	293,750	451,953
Operating lease liabilities	56,519	54,549
Deferred revenue, net	1,168,695	806,930
Other non-current liabilities	464,184	451,618
Total non-current liabilities	1,983,148	1,765,050

Total liabilities	2,224,010	1,970,536

Stockholders’ equity:
Series A Perpetual Preferred Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at September 30, 2026 and December 31, 2025, respectively	—	—
Voting Common Stock of $0.0001 par value; 143,333,334 shares authorized; 129,617,331 and 128,050,400 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	13	13
Additional paid-in capital	2,492,740	2,489,227
Accumulated other comprehensive income	6,700	3,286
Retained deficit	(2,222,252)	(2,136,797)
Total stockholders’ equity	277,201	355,729
Total liabilities and stockholders’ equity	$2,501,211	$2,326,265

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net (loss) income	$(15,682)	$1,090	$(57,039)	$2,967

Interest income and expense, net	23,910	11,029	64,384	26,402
Derivative gain	—	(3,582)	—	(9,486)
Income tax expense	1,365	1,100	6,871	3,851
Depreciation, amortization, and accretion	16,935	21,693	52,134	66,980
EBITDA (1)	26,528	31,330	66,350	90,714

Non-cash compensation	2,484	4,906	7,912	17,812
Foreign exchange and other	1,840	519	4,792	(15,988)
Reduction in the value and disposal of long-lived assets	—	115	64	7,153
Non-cash expenses associated with the License Agreement (2)	885	704	2,656	3,321
Transaction costs	2,339	—	15,925	702
Non-cash gain on contingent interest feature within the 2024 Debt Repayment	(3,822)	—	(8,003)	—
Adjusted EBITDA (1)	$30,254	$37,574	$89,696	$103,714

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net loss. These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

(2)	In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the "SSA"). Fees payable by Globalstar pursuant to the SSA were paid in shares of its common stock prior to its termination in 2025. Costs also include the non-cash intangible asset technology amortization associated with the initial purchase of certain intangible assets made in the form of Globalstar common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Service revenue:
Wholesale capacity services	$44,603	$47,346	$130,984	$126,440
Subscriber services
Commercial IoT	7,694	6,867	22,656	20,498
SPOT	8,594	9,452	25,853	28,047
Duplex	3,283	4,726	8,574	11,855
Government and other services	1,212	1,244	4,018	3,078
Total service revenue	65,386	69,635	192,085	189,918

Subscriber equipment sales	5,517	4,210	13,654	11,107

Total revenue	$70,903	$73,845	$205,739	$201,025

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Average number of subscribers for the period:
Commercial IoT	591,114	542,715	576,532	531,559
SPOT	202,952	220,609	206,460	225,236
Duplex	14,673	20,220	15,704	21,569
Other	182	229	194	239
Total	808,921	783,773	798,890	778,603

ARPU (monthly) (1)
Commercial IoT	$4.34	$4.22	$4.37	$4.28
SPOT	14.12	14.28	13.91	13.84
Duplex	74.58	77.91	60.66	61.07

(1)
ARPU measures service revenue per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

GLOBALSTAR, INC.
RECONCILIATION OF NON-GAAP ADJUSTED FREE CASH FLOW
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2026	September 30, 2025
Net cash provided by operating activities (1)	$296,873	$445,762
Less: payments received pursuant to the Infrastructure Prepayment	(209,572)	(299,575)
Less: capital expenditures, excluding reimbursable network purchases (2)	(20,533)	(12,936)
Adjusted free cash flow (3)	$66,768	$133,251

(1)	Net cash provided by operating activities is calculated under GAAP and is reflected in the Company's consolidated statements of cash flows.
(2)	Excludes the reimbursable portion of upfront network purchases for the Phase 2 Service Period and the Extended MSS Network pursuant to the Updated Services Agreements. The costs are reimbursed under such agreements in future periods.
(3)	Free cash flow is calculated using net cash provided by operating activities less capital expenditures (which may also be referred to as network upgrades). The Company excludes capital expenditure payments made pursuant to the Updated Services Agreements; amounts which are prepaid by the Customer pursuant to such agreements, that are recorded as operating cash flows, are also excluded from this calculation as those amounts are used to fund associated capital expenditures. Free cash flow as so defined may not be similar to free cash flow as defined by other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's consolidated financial statements. The Company believes that free cash flow is a useful financial metric concerning liquidity, reflecting available cash after capital expenditures, that may be used to fund general corporate expenditures as well as for investments in strategic growth opportunities.